UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

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[_ ]	Preliminary Information Statement

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[X]	Definitive Information Statement

INTERNATIONAL FOOD PRODUCTS GROUP, INC.

(Name of Registrant as specified in its charter)

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Identifythe previous filing by registration statement number, or the form or schedule and the date of its filing.

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INTERNATIONAL FOOD PRODUCTS GROUP, INC.

620 Newport Ctr. Drive Suite 570

Newport Beach, CA  92660

TELEPHONE 949-903-1792

March 30, 2009

To Our Stockholders:

This information statement is circulated to advise the stockholders of actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the Voting Capital Stock of the Company.  Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

The matters upon which action is being taken are:

1. Amend the Articles of Incorporation to change the name of the Company to “Newport Digital Technologies, Inc.”

2. Amend the Articles of Incorporation to increase the number of authorized shares of Capital stock ($.001 par value) from 600,000,000 shares to1,800,000,000 shares.

Five shareholders, holding in the aggregate, shares representing more then 50% of the votes entitled to be cast at a meeting of the Company’s shareholders, consented in writing to the proposed actions. (Votes consenting in writing to the proposed actions included 240,000,000 votes cast by 16,000,000 Series A Preferred Shares held by Richard Damion, each share of which is entitled to and did cast 15 votes “for” the proposed actions by written consent, said shares being entitled to vote with common shares on the proposed actions).  The approval by the shareholders will not become effective until 20 days from the date of mailing of this Information Statement to our shareholders.

The Company’s Board of Directors approved these actions effective January 19, 2009 and recommended that the Articles of Incorporation be amended to reflect the above actions.  The proposed Amendment to the Articles of Incorporation will be filed with the Nevada Secretary of State and will be effective when filed. The anticipated filing date will be 21 days after the mailing of this Information Statement to our Shareholders, or as soon thereafter as practical.

AMENDMENT 1:  CHANGE OF THE NAME OF THE CORPORATION TO “ADVANCED TECHNOLOGIES AND PRODUCT GROUP, INC.”

The Board of Directors, after deliberation, determined that the name, “Newport Digital Technologies, Inc.” better describes the new business direction the Corporation has taken, and intends to pursue in the future.

The board of directors therefore has recommended the approval of the amendment to the Articles of Incorporation to change the name of the Corporation to “Newport Digital Technologies, Inc.

AMENDMENT 2:  TO INCREASE AUTHORIZED CAPITAL TO 1.8 BILLION SHARES

The proposed amendment to increase our capital stock is necessary in order to permit the Corporation to issue additional shares of its common stock in lieu of cash, which is scarce, for the following:

-

As compensation to officers under employment agreements going forward over the next 12 months in order to retain their services to implement the Corporation’s business plans going forward;

-

In connection with the satisfaction of existing obligations owed to an officer and a director for services rendered over the proceeding 12 months;

-

To retain other outside professional consultants to assist the Corporation in its business plans;

-

To provide for shares issuable upon conversion of existing convertible debt;

-

To provide shares to issue upon conversion of future convertible debt planned to be privately offered in the future; and

-

To provide for shares issuable upon future private offerings of common stock.

As of this date, the Corporation has entered into agreements to issue its common shares to the following persons in the following transactions, upon amendment of its Articles of Incorporation to increase its authorized capital stock so that such shares can be legally issued:

1. On February 20 of 2009, the Company appointed Michael T. Lutton to the Office of President of the Corporation and elected him to the Board of Directors. Pursuant to a contract executed with Michael Lutton effective February 20, 2009, the Corporation has retained Michael Lutton on a full time basis as its President for a 12 month period, running through February, 2010, and has agreed to privately issue Mr. Lutton 120 million shares of its restricted common stock, as compensation for the services he will provide to the Company over this term, said shares to be issued as soon as the Company has amended its Articles of Incorporation to increase its authorized capital stock so that it has legal authority to issue these shares. The agreement provides for proration of the shares on a “months” or “portion of months” basis if the services are terminated by either party before the end of the term.

The Company estimated the value the compensation to be paid to Mr. Lutton, in the form of 120 million shares of restricted common stock to be issued to Mr. Lutton under the contract, at $300,000, or $0.0025 per share, on February 20, 2009, based on the average closing price of the Company’s Common stock over the proceeding four months.

2.  Pursuant to Board of Directors action, with Richard Damion, its Chief Executive Officer and Chairman of the Board abstaining, the Company executed a contract with Richard Damion effective February 20, 2009, pursuant to which the Corporation has agreed to compensate Richard Damion, for services to the Company as its Chief Executive Officer going forward on a full time basis for a 12 month period, running through February, 2010.  Under the terms of the contract, the Company has agreed to privately issue Mr. Damion 120 million shares of its restricted common stock, as compensation for the services he will provide to the Company over this term, said shares to be issued as soon as the Company has amended its Articles of Incorporation to increase its authorized capital stock so that it has legal authority to issue these shares. The agreement provides for proration of the shares on a “months” or “portion of months” basis if the services are terminated by either party before the end of its term.

The Company estimated the value of the compensation to be paid to Mr. Damion under the terms of this Agreement, in the form of 120 million shares of restricted common stock to be issued to Mr. Damion, at $300,000, or $0.0025 per share, on February 20, 2009, based on the average closing price of the Company’s Common stock over the proceeding four months.

3.  On February 20, 2009, the Board of Directors acted, with Richard Damion, its director and Chief Executive Officer abstaining, to recognize the compensation owed by the Company to Mr. Damion for his performance of services as Chief Executive Office of the Company for the previous 12 months, for which he had yet to be compensated. In this regard, the Board noted that it was primarily through Mr. Damion’s efforts that the Company had developed its new plan of business directed at the development, marketing, and sale of high technology products which management believes will revitalize the Company’s business prospects.

The Board, with Mr. Damion abstaining, adopted resolutions authorizing the issuance to Mr. Damion of 52 million restricted shares of the Company’s common stock as soon as the Company’s Articles of Incorporation are amended to increase authorized capital so that such shares can be legally issued, said shares to provide payment in full of compensation to Mr. Damion for his services as Chief Executive Officer of the Company for the 12 month period ended February 20, 2009.  The Company estimated the current value of this compensation paid to Mr. Damion, paid in the form of 52 million shares of restricted common stock to be issued to Mr. Damion, at $130,000, or  $0.0025 per share, on February 20, 2009, based on the average closing price of the Company’s Common stock over the proceeding  four months.

4. On February 20, 2009, the Board of Directors acted, with Robert George, one of its directors abstaining, to recognize the compensation owed by the Company to Mr. George for his performance of services as a Director of the Company for the previous 12 months, for which he had yet to be compensated.

The Board, with Mr. George abstaining, adopted resolutions authorizing the issuance to Mr. George of 5 million restricted shares of the Company’s common stock as soon as the Company’s Articles of Incorporation are amended to increase authorized capital so that such shares can be legally issued, said shares to represent payment in full of compensation due and owed by the Corporation to Mr. George for his services as a Director of the Company for the 12 month period ended February 20, 2009.  The Company estimated the current value of the compensation paid to Mr. George, paid in the form of 5 million shares of restricted common stock to be issued to Mr. George, at $12,500, or $0.0025 per share, on February 20, 2009, based on the average closing price of the Company’s Common stock over the proceeding four months.

5. Between January 29, 2009 and February 20, 2009, the Company privately sold for cash, a total of $480,000 in Convertible Unsecured Promissory Notes (the “Notes”) to 20 accredited investors.  Each Note bears interest 10% per annum, all principle and interest is due and payable on February 15, 2010, and each Note provides for mandatory conversion of principle and accrued interest to date, into shares of the Company’s Common Stock, at a conversion price of $0.005 per share upon amendment of the Company’s Articles to increase authorized capital. The Notes were in each case placed with accredited investors, in reliance on the exemption from Registration provided by Section 4(2) under the Securities Act of 1933.

The tables set out below disclose certain information about the Notes privately placed.

Estimated Conversion Shares At Note Maturity Date

Principle Amount of Note Issued, and Funds Received(1)	Date of Note Issuance & Receipt of Funds	Principle and Accrued interest due if the Note is Paid at Maturity (2)	Conversion Price, upon Conversion of the Note to Stock	Estimated Conversion Shares Issuable, Assuming Note Conversion at Maturity (3)
1. $200,000	1/29/2009	$20,932	$0.005	44,186,301
2. $20,000	1/29/2009	$2,093	$0.005	4,418,630
3. $25,000	1/29/2009	$2,616	$0.005	5,523,289
4. $25,000	1/29/2009	$2,616	$0.005	5,523,289
5. $25,000	1/30/2009	$2,610	$0.005	5,521,918
6. $20,000	1/30/2009	$2,088	$0.005	4,417,534
7. $5,000	2/2/2009	$518	$0.005	1,103,562
8. $5,000	2/2/2009	$518	$0.005	1,103,562
9. $5,000	2/2/2009	$518	$0.005	1,103,562
10. $5,000	2/2/2009	$518	$0.005	1,103,562
11. $25,000	2/6/2009	$2,562	$0.005	5,512,329
12. $25,000	2/19/2009	$2,473	$0.005	5,494,521
13. $15,000	2/19/2009	$1,484	$0.005	3,296,712
14. $15,000	2/19/2009	$1,484	$0.005	3,296,712
15 $10,000	2/19/2009	$989	$0.005	2,197,808
16. $5,000	2/19/2009	$495	$0.005	1,098,904
17. $20,000	2/19/2009	$1,978	$0.005	4,395,616
18. $10,000	2/19/2009	$989	$0.005	2,197,808
19. $10,000	2/19/2009	$989	$0.005	2,197,808
20. $10,000	2/19/2009	$989	$0.005	2,197,808
TOTAL $480,000				105,891,235

(1)

This represents both the gross proceeds and the net proceeds received by the Company. The Company did not pay finders, placement agents or others, commission, finders’ fee or other payments in connection with this private placement, either in cash or in stock or other compensation. The notes were privately placed by the Company’s management.

(2)

The Notes, including principle and accrued interest, are due on February 15, 2010. There are no provision for liquidated damages or other penalties if the notes are not timely paid upon maturity. The notes are unsecured obligations of the Company.

(3)

This represents the maximum number of shares into which each note is convertible, assuming both the principle and all accrued interest on each Note are converted into stock on their maturity date which is February 15, 2010.

The Notes provide for mandatory conversion upon amendment of the Company’s Articles of Incorporation, which management expects to   occur on or about April 10, 2009. Assuming mandatory Note   conversion on April 10, 2009, a total of 97,711,503 common shareswould be issued to the Note holders in satisfaction of principle and accrued interest upon Note conversion.

Discount or Premium to Market of Conversion Shares

Market Price of Stock on Date of Note Issuance (1)	Stock Conversion Price on Conversion of Note	Total Shares Issuable on Conversion, Assuming Note Conversion at Maturity (2)	Value of Shares Issuable on Conversion, Valued at Market Price on Date Note Issued	Value of Shares Issuable on Conversion, Valued at Conversion Price (3)	Discount or (Premium) to Market Value of Stock issuable on Note Conversion, as of the date of Note Issuance
$0.003	$0.005	44,186,301	$132,589	$220,932	<88,343>
$0.003	$0.005	4,418,630	$13,256	$22,093	<8,837>
$0.003	$0.005	5,523,289	$16,570	$27,616	<11,046>
$0.003	$0.005	5,523,289	$16,570	$27,616	<11,046>
$0.0035	$0.005	5,521,918	$19,327	$27,610	<8,283>
$0.0035	$0.005	4,417,534	$15,461	$22,088	<6,627>
$0.0035	$0.005	1,103,562	$3,862	$5,518	<1,655>
$0.0035	$0.005	1,103,562	$3,862	$5,518	<1,655>
$0.0035	$0.005	1,103,562	$3,862	$5,518	<1,655>
$0.0035	$0.005	1,103,562	$3,862	$5,512	<1,655>
$0.005	$0.005	5,512,329	$27,562	$27,562	0
$.012	$0.005	5,494,521	$65,934	$27,473	$38,461
$.012	$0.005	3,296,712	$39,561	$16,484	$23,077
$.012	$0.005	3,296,712	$39,561	$16,484	$23,077
$.012	$0.005	2,197,808	$26,374	$10,989	$15,385
$.012	$0.005	1,098,904	$13,187	$5,495	$7,692
$.012	$0.005	4,395,616	$52,747	$21,978	$30,769
$.012	$0.005	2,197,808	$26,374	$10,989	$15,385
$.012	$0.005	2,197,808	$26,374	$10,989	$15,385
$.012	$0.005	2,197,808	$26,374	$10,989	$15,385

Total		105,891,235	$573,269	$529,453	$43,814

(1)

Based on closing price of the Company’s stock on the date of Note issuance.

(2)

Assume principle on Notes and accrued interest are converted on the maturity date, February 15, 2010.

(3)

The conversion price is $0.005 per share, for all Notes.

Assuming the Notes are converted on their maturity date, February 15, 2010, the Company will owe $480,000 in principle and $49,456 in accrued interest on the Notes, which will be converted into 105,891,235 restricted common shares.

In such event, the Company will have realized a total of $529,456 in cash and accrued interest, in exchange for the issuance of 105,891,235 restricted shares, at an average cost of 0.005 per share, or a discount of 7% from the average market value of the Company’s shares on the respective dates of issuances of the Notes.

6. On February 20, 2008, the Board of Directors authorized the issuance of 12 million shares of restricted common stock to Donald G. Davis, of the law firm of Davis & Associates, for legal services provided to the Corporation.

In each case, the issuance of the above referenced shares is awaiting the amendment of the Company’s Articles of Incorporation to increase its authorized capital stock to 1.8 billion shares, so that the Company has sufficient authorized but unissued shares to meet these commitments and for future purposes, and in each case these shares will be issued in transactions exempt from registration under the Securities Act of 1933, in reliance on the private placement exemption provided by Section 4(2) of that Act.

The above commitments to issue common shares aggregate in excess of 414 million new common shares to be issued,  and the Corporation has outstanding options to acquire an additional 12 million common shares, for a total of in excess 426 million shares, while the Corporation currently has only 600 million shares of capital shares authorized by its Articles of Incorporation, and has currently outstanding 498,718,501 common shares, and 16 million preferred shares,  for a total outstanding of 514,718,501 shares. This leaves the Corporation unable to issue in excess of 341 million shares to fulfill the above obligations until its authorized capital is increased. Upon successful amendment of the Articles of Incorporationto increase authorized common shares to 1.8 billion, and after the issuance or setting aside for issuance, of 426,891,235 common shares, the Company will have remaining in excess of 858 million authorized but unissued shares available for future use.

The Corporation will likely need to seek further private placements of equity or convertible debt in the future to fund its business activities, and the corporation may elect to compensate key officers, directors, employees and/or outside consultants in the future by the private issuance of additional shares of restricted common stock in lieu of the payment of cash.  There is of course no assurance the Corporation will be able to privately place further amount of its securities, or privately place securities on commercially reasonable terms.

Based on the managements expectation that substantial additional capital will need to be raised in the future through the sale of equity or convertible debt in order to raise the necessary capital to carry forward the Company business, and in the light of the expense, time and management attention required each time the Company’s Articles of Incorporation are proposed to be amended, management determined that an authorized capital of 1.8 billion represented an appropriate maximum number of authorized shares for the Company, and fixed that number as the proposed number for the amendment of the Company’s Articles of Incorporation. However, the Company has no plans or commitments at this date to issue additional shares beyond those issuances discussed above.

As the result of the above, after deliberation, the Board of Directors determined that the authorized capital of the Corporation should be increased to 1.8 billion shares in order to allow issuance of shares under the above commitments, and in order to leave additional authorized but unissued shares available for future use by the Corporation.

Shareholders are advised that the proposed increase in the number of shares of common stock authorized for issuance could have the effect of delaying or preventing a change of control of management, particularly since the Company is obligated to issue substantial blocks of common shares to certain officers and Directors as described above, once the articles are amended. As such, the proposed amendment may have the effect of making a more difficult, or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a larger block of the Company’s stock, and/ or the removal of incumbent management.

The board of directors recommends the approval of an amendment to the Articles of Incorporation increasing the number of authorized shares of the Corporation to 1,800,000,000 capital shares.

DECISION TO PROCEED BY SHAREHOLDER WRITTEN CONSENT AND SCHEDULE 14C

If the proposed amendments to the Corporation’s Articles of Incorporation were not adopted by written majority shareholder consent, it would have been necessary for these amendments to be considered by the Company’s Shareholders at a Special Shareholders Meeting convened for the specific purpose of approving the actions. Since the five shareholders who have executed the written consent would have voted for the amendment at such a special meeting of shareholders, the Board of Directors elected to save the costs and time delay involved in calling a special shareholders meeting, and proceed by shareholder written consent, and this filing of Schedule 14C.

The five shareholders are each officers, directors or key inside consultants working for the Company on a daily basis, and in the aggregate hold shares entitled to vote more then 50% of the total votes entitled to vote at a special shareholders meeting on the proposed amendments, and they have each voted their shares "for" adoption of the proposed amendments, acting by written consent. Information on the five shareholders of the Company who have executed the shareholders written consent is set forth below:

Name	Number of Shares Owned and voted “for” Amendment	Percentage of Shares Entitled to Vote	Management position with the Company
Richard Damion	51,643,457 16,000,000 preferred	39.48%	Chairman/ CEO
Joseph Rodriguez	42,814,574	5.80%	Controller
Robert George	12,384,998	1.68%	Director
Ted Hamilton	11,775,000	1.60%	Division Manager
George Veronis	23,101,000	3.13%	Division Manager

Total voted “for” amendments to Articles of Incorporation:  51.69% of votes entitled to vote on the proposed amendment.

The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by the provisions of NRS 78.320 of the General Corporation Law of Nevada, (the “Nevada Law”).  NRS 78.320 provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of those entitled to vote at a meeting.  According to NRS 78.320, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation.

The date on which this Information Statement was first sent to the shareholders is on, or about April 6, 2009.  The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company was February 2, 2009, (the “Record Date”).

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 600 million shares of common stock authorized with a stated par value of $0.001 per share, of which 498,718,501 shares were issued and outstanding.  Immediately following approval of the increase in the number of authorized shares of common stock and issuance of additional shares under the contracts described above, there will be 1.8 billion shares of capital stock authorized, of which 823,718,501 shares will be issued and outstanding, 117,891,235 shares will be reserved for issuance upon exercise of outstanding options and conversion of notes, and 858,390,264 shares will be authorized but unissued. The holders of shares of common stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders in conjunction with the vote of the outstanding preferred stock. The holders of shares of common stock are entitled to receive pro rata dividends, when and as declared by the board of directors in its discretion, out of funds legally available therefore, but only if all dividends on any preferred stock have been paid in accordance with the terms of the outstanding shares of preferred stock and there exists no deficiency in any sinking fund for any class of preferred stock.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, will be subordinate to any rights of any  preferred stock, must comply with the provisions of the Nevada Revised Statutes and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

SERIES "A" CONVERTIBLE PREFERRED STOCK

There are 16,000,000 shares of Series "A" Convertible Preferred Stock ("Series "A") authorized and issued. Each share of Series "A" is: a) convertible, at the option of the holder into one share of common stock; b) entitled to 15 votes with respect to any question upon which the holders of common stock have the right to vote; c) is entitled to dividends on a pari passu basis with each share of common stock. The Series "A" does not have any liquidation preference nor any pre-emptive rights.  All 16,000,000 Series A Preferred Shares are currently owned by Richard Damion, the Corporation’s Chief Executive Officer, a director, and a principle shareholder.

The Board of Directors retains authority under the Corporation’s Articles of Incorporation to issue additional classes of stock in the future, and to prescribe the price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock.  The Corporation has no current plans to issue additional shares of preferred stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of our common stock outstanding as of February 25, 2009, and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

	Common	Percent of
Name and Address	Shares	Class (1)

Richard Damion (2)	245,643,457	27.2%
620 Newport Center Dr., 5th Floor
Newport Beach, CA 92660

Michael T. Lutton (3)	120,000,000	13.3%
620 Newport Center Dr., 5th Floor Newport Beach, CA 92660

Joseph R. Rodriguez, Jr. (4)	48,814,574	5.4%
620 Newport Center Dr, 35th Floor
Newport Beach, CA 92660

Robert George (5)	17,384,998	1.9%
620 Newport Center Dr., 5th Floor
Newport Beach, CA 92660

Ketan Mehta	82,540,000	9.1%
620 Newport Center Dr., 5th Floor
Newport Beach, CA 92660

All executive officers and directors as a group (three)	383,028,455	42.4%

(1) All percentages are calculated by giving effect to the potential exercise of options held by the applicable person, entity or group, which are exercisable within 60 days but without giving effect to the potential exercise of options held by any other person, entity or group, and also by giving effect to the potential conversion of Series A Preferred Shares which are entitled to be converted on a one for one basis into shares of common.   The percentages also account for shares authorized for issuance under agreements the corporation as described above, which have not yet been issued, and are awaiting amendment of the Articles of Incorporation to increase authorized capital stock so that such shares can be legally issued, on the assumption that the Articles will be amended, and the shares issued to these individuals within 60 days.

(2) Of the 245,643,457 shares held by Mr. Damion, 51,643,457 shares are common shares owned outright, 6 million shares are shares which can be acquired by Mr. Damion through the exercise of options, 16 million shares are shares which can be acquired by Mr. Damion through the conversion of 16 million Series A Preferred Shares owned by Mr. Damion which are convertible on a 1 for 1 basis into common shares, 120 million shares are issuable to Mr. Damion under an 12 month employment agreement for the period ending February 20, 2010, upon amendment of the Articles of Incorporation to increase capital stock, and 52 million shares are shares issuable to Mr. Damion for services rendered over the last 12 months, upon amendment of the Articles of Incorporation to increase capital stock.  (See discussion above.)  The 16 million shares of Series A Convertible Preferred Stock owned by Mr. Damion each have the right to cast 15 votes at any meeting of shareholders.

(3)  The 120 million shares indicated as owned by Mr. Lutton, are not yet issued, and are issuable to Mr. Lutton under a 12 month employment agreement for the period ending February 20, 2010, after the Articles of Incorporation are amended to increased authorized capital stock so that the shares can be legally issued (see discussion above).

(4) Of the 48,814,574 common shares held by Mr. Rodriguez, 42,814,574 shares are owned outright. The remaining 6 million shares are shares which can be acquired by Mr. Rodriguez through the exercise of options.

(5) Of the 17,384,998 shares held by Robert George, 12,384,998 common shares are owned outright, and 5,000,000 shares are issuable to Mr. George as compensation for services rendered over the last 12 months, upon amendment of the Articles of Incorporation to increase capital stock (see discussion above)

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

Two of our officer/directors,  Richard Damion and Michael Lutton, and  our  director, Robert George, each have a personal interest in accomplishing an amendment to the Corporation’s Articles of Incorporation to increase authorized capital stock, since common shares owed to them as compensation under separate agreements between the Corporation and each of Messrs Lutton, Damion and George as described above, can not be issued to them in performance by the Corporation under those agreements until the Articles of Incorporation are appropriately amended to increase authorized capital stock so such shares can be legally issued.  (see discussion above).

Except as disclosed above, none of our officers, directors, or principal stockholders, has any other substantial or material interest in the filing of the Amendments to the Articles of Incorporation.

CHANGE OF CONTROL

None

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTERS' RIGHT OF APPRAISAL

Under Nevada Law, any dissenting shareholders are not entitled to appraisal rights with respect to our amendment, and we will not independently provide shareholders with any such right.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov .

By Order of the Board of Directors

/s/ Richard Damion
Richard Damion, Chief Executive Officer and Chairman of the Board of Directors